As filed with the Securities and Exchange Commission on November 13, 2009
Registration No. 333-157346

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 6)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Agri-Business, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

2870	20-3912942
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

In the People’s Republic of China:
Building 2, Unit 1, 15th Floor
Ling Xian Xin Cheng
86 Gaoxin Road
Hi-Tech Industrial Development Zone
Xian, Shannxi, China 710065
(86) 029-68596556

In the United States:
11 East 86th Street, New York, New York 10028
(212) 348-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Segal
11 East 86th Street, New York, New York 10028
(212) 348-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey Rinde, Esq.
Blank Rome LLP
The Chrysler Building, 405 Lexington Avenue
New York, NY 10174-0208 U.S.A.
Tel: (212) 885-5000

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Title of each class of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock underlying convertible notes, par value $0.001 per share (1)	73,380 shares	$0.14	$10,273.20	$1.73
Common stock underlying investor warrants, par value $0.001 per share (2)	500,000 shares	$0.14	$70,000	$2.75

Total	573,380 shares	$0.14	$80,273.20	$4.48

(1) Represents shares of common stock underlying convertible promissory notes.
(2) Represents shares of common stock underlying investor warrants.
(3) The number of shares of common stock being registered has been reduced from 1,617,980 to 573,380.
(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the OTC Bulletin Board on February 6, 2009.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$8.90
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Miscellaneous	$2000

Total	$32,008.90
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that none of our directors will be personally liable to the Company or any of our shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following issuance of shares were exempt from registration under section 4(2) of the Securities Act or Regulation D promulgated thereunder as indicated:

2006 Preferred Stock and Warrant Purchase Agreement
On May 31, 2006, we entered into a Preferred Stock and Warrant Purchase Agreement with William J. Ritger whereby we sold and issued to Mr. Ritger for $100,000, 10,000 Units for $10.00 per Unit. Each Unit comprises one share of our Series A Preferred Stock and a warrant to purchase one share of our common stock. The issuance of shares of our Series A Preferred Stock was exempt from registration under Section 4(2) of the Securities Act. The Series A Preferred Stock has since been converted into 300,000 shares of our common stock.

Private Placement of Convertible Notes and Warrants

On September 29, 2008, we completed a private placement with two accredited investors consisting of 3% unsecured convertible notes in an aggregate principal amount of $500,000 and series C warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. We received net proceeds of approximately $431,500, which the Company plans to use to pursue the expansion of its manufacturing and distribution operations and for general working capital and business purposes.

The notes mature two years from the date of issuance and bear interest at the rate of 3% per annum, payable annually in cash or in shares common stock, subject to approval of the holder. Any interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum. Any principal which is not paid when due shall bear interest at the rate of eight percent (8%) per annum. The notes are convertible at the option of the holder into common at a conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the notes.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the notes at 110% of the outstanding principal amount any time prior to the maturity date, and upon thirty (30) days prior written notice to the holders.

The series C warrants have a term of three years and an exercise price of $1.50 per share. In addition, upon exercise of a series C warrant, each  holder shall be issued a series D warrant. The series D warrants shall have a term of three years and an exercise price of $2.00 per share. The shares issuable upon exercise of the series D warrants are not covered by this registration statement. The exercise price of the warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Warrants.

The Company may call for the termination of any unexercised portion of the series C warrants upon consummation of a subsequent offering by the Company of not less than $7.5 million in gross proceeds, and upon thirty (30) days written notice to the holders.

In connection with the Private Placement we entered into registration rights agreements with the investors pursuant to which we have agreed to prepare and file a registration statement with the Securities and Exchange Commission not later than 60 calendar days after the final closing. The registration statement shall seek to register for resale, in the amounts set forth in the Registration Rights Agreement: (i) the Warrant Shares issuable upon exercise of the Warrants, and (ii) the Conversion Shares issuable upon conversion of the Notes. The registration rights agreement provides that we are required to register only that number of Warrant Shares and Conversion Shares that would violate Rule 415 promulgated under the Securities Act of 1933, as amended, minus 10,000 shares, referred to as the Rule 415 limitation.

If we fail to file such registration statement within the 60 calendar day deadline, or if the registration statement is not declared effective by October 30, 2009, we are subject to liquidated damages payments in an amount equal to two percent (2%) of the aggregate purchase price paid by the initial investor pursuant to the Private Placement for any unregistered Warrant Shares and Conversion Shares then held by the noteholder. This payment will be payable to the noteholder in arrears at the end of each month during which the failure to have an effective registration statement continues. In no event will the Company be liable for liquidated damages under the registration rights agreement in excess of 2% of the aggregate purchase price of the initial investors in any 30 day period and the maximum aggregate liquidated damages payable to any holder of unregistered Warrant Shares and Conversion Shares under the registration rights agreement is 24% of the aggregate purchase price paid by the initial investor in the Private Placement. If the Registration Statement of which this prospectus forms a part is declared effective by the SEC by October 30, 2009, we will not be required to pay any liquidated damages.

In connection with the Private Placement, the placement agent received a cash commission of $40,000 and an expense allowance of $25,000. In addition, the placement agent is entitled to receive warrants to purchase 80,000 shares of common stock at an exercise price of $1.00 per share for a term of three years.

The foregoing issuances of securities were exempt from registration pursuant to Regulation D of the Securities Act.

Private Placement of Warrants

On October 9, 2009, we issued to Legend Merchant Group, Inc. warrants to purchase up to 1,000 shares of common stock at an exercise price equal to $1.00 per share for services rendered and waiving registration rights.  The foregoing issuance was exempt from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

3.1.1	Articles of incorporation (1)
3.2	By-Laws (1)
3.3	Articles of Incorporation, as amended (1)
4.1	Form of 3% Convertible Note (2)
4.2	Form of Series C Warrant (2)
4.3	Form of Series D Warrant (2)
4.4	Form of Underwriter Warrant (3)
4.5	Form of Placement Agent Warrant (3)
4.6	Form of Warrant issued to Legend Merchant Group, Inc. dated October 9, 2009 (8)
5.1	Opinion of Blank Rome LLP
9.1	Stock Purchase Agreement between Company and Xinsheng Shareholders dated April 22, 2006. (1)
9.2	Management Agreement between Xinsheng and Meixin dated April 18,2006. (1)
9.3	Voting Trust and Escrow Agreement with Xinsheng Shareholders and their trustee dated April 22 2006. (1)
10.1	Form of Subscription Agreement (2)
10.2	Form of Registration Rights Agreement (2)
10.3	Placement Agent Agreement (5)
10.4	Business Advisory Agreement (7)
10.5	Letter Agreement dated as of August 12, 2009 among China Agri-Business, JAG Multi-Investments, LLC and Keith Guenther (6)
10.6	Letter Agreement dated as of June 12, 2009 among China Agri-Business, JAG Multi-Investments, LLC and Keith Guenther (8)
10.7	Letter Agreement dated as of October 12, 2009 among China Agri-Business, JAG Multi-Investments, LLC and Keith Guenther (8)
21.1	Subsidiaries of the small business issuer (1)
23.1	Consent of Michael Studer CPA PC (8)
23.2	Consent of Blank Rome LLP (see Exhibit 5.1)
23.3	Consent of China Shaanxi Chunhua County Land and Fertilizer Working Station dated March 24, 2009 (4)
23.4	Consent of China Shaanxi Province Land and Fertilizer Working Station dated March 24, 2009 (4)
23.5	Consent of China Shaanxi Province Yangling Zong Land and Fertilizer Working Station dated March 24, 2009 (4)
24.1	Power of Attorney (3)

(1) Incorporated by reference to the Form SB-2 (File No. 333-140118) filed on January 19, 2007.

(2) Incorporated by reference to the Form 8-K filed on October 3, 2008.

(3) Incorporated by reference to the Form S-1 filed on February 13, 2009.

(4) Incorporated by reference to the Form S-1 (Amendment No. 1) filed on April 13, 2009.

(5) Incorporated by reference to the Form S-1 (Amendment No. 2) filed on June 16, 2009.

(6) Incorporated by reference to the Form 10-Q for the quarter ended June 30, 2009 filed on August 14, 2009.

(7) Incorporated by reference to the Form S-1 (Amendment No. 3) filed on August 28, 2009.

(8) Incorporated by reference to the Form S-1 (Amendment No. 5) filed on November 12, 2009.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned on November 13, 2009.

CHINA AGRI-BUSINESS, INC.

By:	*
Name: Liping Deng Title: Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Xiaolong Zhou
Name: Xiaolong Zhou Title: Chief Financial Officer, (Principal Accounting and Financial Officer)
In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates indicated.

By :	*	November 13, 2009
Name: Liping Deng Title: Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Xiaolong Zhou	November 13, 2009
Name: Xiaolong Zhou Title: Chief Financial Officer (Principal Accounting and Financial Officer)

By:	*	November 13, 2009
Name: Michael Segal Title: Director

By:	*	November 13, 2009
Name: Limin Deng Title: Director

*By: /s/ Delong Zhou
Delong Zhou
attorney-in-fact